                                                                 Exhibit 4.22



                      NONQUALIFIED STOCK OPTION AGREEMENT

                               as of May 2, 1996

   The parties to this Nonqualified Stock Option Agreement (this "Agreement") are Education Management Corporation (the "Company"), a Pennsylvania corporation having its principal place of business in Pittsburgh, Pennsylvania, and William M. Webster, IV (the "Optionee"), an employee of the Company or its direct or indirect subsidiary.

   The Company desires to have the Optionee serve as an employee of the Company or its direct or indirect subsidiary and to provide the Optionee with an incentive to put forth maximum effort for the success of the business.

   The Company therefore desires to grant to the Optionee as of the date first above written (the "Grant Date") nonqualified options to purchase shares of the Class B Common Stock of the Company, par value $.0001 per share (the "Class B Common Stock").

    Accordingly, intending to be legally bound hereby, the parties agree as follows:

                                   ARTICLE I
                                Grant of Options

   1.1 Subject to the terms and conditions of this Agreement, the Company hereby grants to the Optionee as of the Date of Grant the right and option to purchase from the Company up to, but not exceeding in the aggregate, 150,000 shares of Class B Common Stock, at an option price of $5.50 per share (the "Option"), and for the period beginning on the Date of Grant and ending on May 1, 2006 (the "Option Term").

   1.2   The Options are not incentive stock options within the meaning of
Section 422 of the Internal Revenue Code of 1986, as amended.

                                   ARTICLE II

                     Vesting, Exercise and Tax Withholding

   2.1 As of the date of this Agreement, Options with respect to a total of 37,500 shares shall be vested (that is, become exercisable in accordance with and subject to the terms of this Agreement). Unless sooner vested or terminated pursuant to this Agreement, the Options granted to the Optionee hereunder with respect to the other 112,500 shares shall vest in accordance with the following schedule:

                                     Number of Shares
   Date of Vesting                for which Options Vest
   ---------------                ----------------------
     May 1, 1997                          28,125

     May 1, 1998                          28,125

     May 1, 1999                          28,125

     May 1, 2000                          28,125

On and after the date Options have vested, they may be exercised at any time and from time to time during the Option Term, subject to earlier termination in accordance with Article III. Upon the termination of any of the Options pursuant to Article III, the Options so terminated shall cease to exercisable and the Optionee shall have no further rights under this Agreement with respect to the Options so terminated.

   2.2 If a Change in Control (as hereinafter defined) occurs at a time when there remain any Options that have not previously been vested or terminated in accordance with this Agreement, all of those unvested Option shall vest on the date of the Change in Control. For purposes of this Agreement, "Change in Control" will mean a transaction or series of transactions at the conclusion of which any individual, firm or entity (collectively, a "Person"), and any other Person, directly or indirectly controlling, controlled by or under common control with, such Person, becomes the record or beneficial owner of, and/or obtains the right to purchase, more than 50% of the stock of the Company, or obtains the power to elect a majority of the Board of Directors of the Company; provided, however, that the issuance or transfer of shares, stock options and/or other contract rights to acquire shares to (i) the Education Management Corporation Employee Stock Ownership Plan (the "ESOP") or (ii) one or more individuals who are employees of the Company and hold options granted prior to the Date of Grant by the Company will not be considered in determining whether a "Change in Control" has occurred as a result of such issuance or transfer unless the Company, in its absolute discretion, determines that it should be considered for that purpose.

   2.3 The Company, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable at any time after the Date of Grant, to vest the Options, in whole or in part, prior to the time the Options would otherwise vest under the terms of this Agreement.


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    2.4   Vested Options shall be exercised by the Optionee by delivering to the Company a Notice in the form set forth as Exhibit A hereto, together with a check payable to the order of the Company and/or shares of Class B Common Stock that have been held by the Optionee for at least six months prior to the date of exercise, with a stock power executed in blank, equal in value to the option price of the shares being purchased. Shares of Class B Common Stock surrendered in exercise of the Option shall be valued at their fair market value, as determined by the Board of Directors of the Company, on the date of exercise. If at the time of exercise the shares subject to the Options are readily tradeable on an established securities market, payment of the exercise price may also be made in accordance with a "cashless" exercise program, if established by the Company, under which, if so instructed by the Optionee and subject to certain conditions, the Company would issue Class B Common Stock directly to the Optionee's broker or dealer upon receipt of an irrevocable written notice of exercise from the Optionee specifying that shares subject to the Options are to be applied in payment of the exercise price for Options.

   2.5 The Company shall notify the Optionee of the amount of withholding tax or other tax, if any, that must be paid under federal and, where applicable, state and local law in connection with the exercise of the Options or the sale of shares of Class B Common Stock subject to the Options. The Optionee shall have the right to elect to meet his withholding requirement (i) by having withheld from the Options at the time of exercise that number of shares of Class B Common Stock, rounded up to the next whole share, whose fair market value, as determined by the Company, is equal to the amount of withholding taxes due, (ii) by direct payment to the Company in cash of the amount of any taxes required to be withheld with respect to such exercise or (iii) by a combination of shares and cash.


                                  ARTICLE III
                           Termination of Employment

   3.1 In event of the termination of employment of the Optionee by the Optionee or the Company (or its direct or indirect subsidiary) for any reason whatsoever other than death, permanent disability (as defined in Section 3.2), retirement after attainment of age 65 or termination for Cause (as defined in Section 3.3), (i) any Options that were not vested prior to the date of such termination of employment shall terminate on such date and (ii) any Options that were vested prior to the date of such termination of employment (and which were not previously exercised) shall terminate on the ninetieth (90th) day following the date of such termination of employment or the last day of the Option Term, whichever is earlier.





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   3.2   In the event of the termination of the employment of the Optionee by reason of death, permanent disability or retirement after attainment of age 65, those unexercised Options that were not vested prior to the date of such termination of employment and would have otherwise vested in accordance with the schedule set forth in Section 2.1 on the first May 1 to occur following the date of such termination, shall become fully vested as of the date of such termination, and those Options, together with any Options that were vested prior to date of such termination (and which were not previously exercised) shall terminate on the first anniversary of the date of such termination or the last day of the Option Term, whichever is earlier. Any Options that were not vested prior to the date of such termination and do not become vested pursuant to the immediately preceding sentence shall terminate as of the date of such termination. As used in this Agreement, the term "permanent disability" means the Optionee being deemed to have suffered a disability that makes the Optionee eligible for immediate benefits under any long-term disability plan of the Company or its direct or indirect subsidiaries, as in effect from time to time.

   3.3 In the event the Company or its direct or indirect subsidiary terminates the Optionee's employment for Cause (as hereinafter defined), all remaining Options, whether or not then vested and regardless of whether the Optionee shall have attempted to exercise those Options on or prior to the date of such termination, shall terminate immediately upon such termination of employment. The term "Cause" shall mean the occurrence of any one or more of the following:

          (a) gross negligence or continuing refusal by the Optionee to use good faith efforts to substantially perform his duties (other than due to disability);

          (b) dishonesty or breach of trust by the Optionee that is demonstrably injurious to the Company or its direct or indirect subsidiaries; or

          (c) conviction or plea of nolo contendere to a felony or a misdemeanor involving moral turpitude.

   3.4 In the event of termination of employment, the Company, in its sole discretion, shall have the right (but shall not in any case be obligated), exercisable on or at any time after the Date of Grant, to permit the Options to be exercised, in whole or in part, after its expiration date described in
Section 3.1 or Section 3.2, but not after the expiration of the Option Term.


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                                   ARTICLE IV
           Restriction on Resale of Shares; Repurchase by the Company

                 4.1 The Optionee may not sell or otherwise transfer any shares of Class B Common Stock acquired pursuant to this Agreement prior to the expiration of the repurchase period described in Section 4.2 below. To enforce the restriction on resale set forth above, and during such time as that restriction may be in effect, the Company will have the right to (i) retain the certificate or certificates representing the shares of Class B Common Stock acquired pursuant to this Agreement or place them in the custody of its agent,
(ii) place a restrictive legend on the certificate(s) representing such shares, and/or (iii) issue a stop transfer order to its stock transfer agent with respect to such shares.

                 4.2 If the employment of the Optionee by the Company and/or its direct or indirect subsidiaries terminates for any reason and the Optionee has exercised or thereafter exercises all or any portion of the Options granted to him under this Agreement, then, in such event, the Company will have the option for a period of ninety (90) days following the termination of employment or exercise of the Options, whichever may last occur, in its discretion, to repurchase any and all shares acquired by the Optionee pursuant to the exercise of Options at the price set forth in this Section 4.2. The Company may exercise its option to repurchase such shares by delivery of written notice thereof to Optionee within such ninety (90) day period, and a closing will be held within fifteen (15) days of delivery of such notice, on the date and at the time and place set forth in such notice.

                 The purchase price to be paid per share by the Company under this Section 4.2 or Section 4.3 will be (i) so long as the Company maintains the ESOP and is required to obtain appraisals of its common stock for the purposes of the ESOP, the most recent value of such stock as determined by such appraisal; or (ii) if there is no appraisal of the Company's stock which meets the requirements of this Section 4.2, the amount obtained by dividing (i)(A) seven (7) times the Company's Adjusted Earnings (as hereinafter defined), minus
(B) Net Debt (as hereinafter defined), in each case for the immediately preceding calendar year, by (ii) the number of shares outstanding (calculated on a fully-diluted basis) as of the end of such year. For purposes of this Agreement, the term "Adjusted Earnings" shall mean the Company's consolidated earnings before interest and taxes before giving effect to charges resulting from (1) the amortization of intangibles, (2) contributions to the Company's ESOP, if any, (3) special non-cash charges, or (4) the Options granted under this Agreement or other options granted pursuant to any other Company stock option plans or agreement now or hereafter in effect. For purposes of this Agreement, the term "Net Debt" shall mean (I)





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the consolidated total interest-bearing debt of the Company, including all current maturities, short-term interest-bearing debt and capitalized leases, minus (II) the amount of cash and equivalents. For the purposes of the foregoing calculation, the outstanding preferred stock of the Company (currently owned by the ESOP) will be treated either (x) as an addition to Net Debt in an amount obtained by multiplying the number of shares of preferred stock outstanding times $100.00, in which event such shares will not be taken into account in determining the number of shares outstanding, or (y) as the number of shares of common stock of the Company into which such shares of preferred stock are convertible, in which event such shares will not be taken into account in determining Net Debt, whichever produces the lower value.

                 4.3 If the employment of the Optionee by the Company and/or its direct or indirect subsidiaries terminates and the Company determines that such termination was as a result of death, disability, retirement after attainment of age 65 or termination by the Company or and or any such subsidiary without Cause, then if the Optionee (or his or her personal representative) has exercised or thereafter exercises any Options granted to him, subject to and in accordance with this Agreement, in that event the Optionee (or his personal representative) shall have the right, for a period of ninety (90) days following the termination of employment or exercise of such Options, whichever may last occur, to sell to the Company any and all shares acquired by such Optionee pursuant to the exercise of Options, at the price equal to, and under the procedures, set forth in Section 4.2.

                 4.4 The Optionee hereby irrevocably appoints the Secretary of the Company as his attorney-in-fact, with full power of substitution, to endorse over to the Company on behalf of Optionee the certificate(s) representing the shares subject to the Company's repurchase option set forth above.

                 4.5 Upon request by the Company, the Optionee shall execute a joinder to the Stockholders Agreement dated as of October 26, 1989, as amended as of April 30, 1991 and as the same may hereafter be amended (the "Stockholders Agreement"), among the Company and the shareholders named therein, pursuant to which upon the purchase of share pursuant to the exercise of the Options, the Optionee shall become a party to the Stockholders Agreement and be deemed to be a "Management Stockholder" for purposes of thereof.

                 4.6 The Company may grant waivers of the restrictions imposed by this Article IV in such cases as it may deem to be in, or not opposed to, the best interest of the Company.


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                 4.7  During such time as the restriction on resale contained in this Article IV may be in effect, the Optionee will, with respect solely to any shares purchased by him pursuant to the exercise of the Options, be entitled to enjoy all rights and privileges otherwise granted to a shareholder of the Company relating to the shares subject to such restriction including, but not limited to the right to vote and to receive dividends with respect to such shares, but in all cases subject to the terms of the Stockholders Agreement (if the Company requires the Optionee to execute a joinder pursuant to Section 4.5).

                  4.8 Notwithstanding the foregoing, the provisions of Sections 4.1 through and including 4.7 shall terminate and cease to be of any further force or effect upon the occurrence of a Public Distribution (as hereinafter defined). For purposes of this Agreement, "Public Distribution" shall mean a public offering of common stock of the Company pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Act"), at the conclusion of which (i) the Company is required to register shares of its common stock under Section 12(b) or (g) of the Securities Exchange Act of 1934 (the "Exchange Act"), (ii) at least 25% of the outstanding common stock of the Company shall have been sold to the public pursuant to one or more effective registration statements under the Act and (iii) which, in the judgment of the Company, results in common stock of the Company being freely tradeable in a public market.


                                   ARTICLE V
                                 Miscellaneous

                 5.1 The number and kind of shares subject to the Options and the exercise price of the Options shall be appropriately adjusted to reflect any stock dividend, stock split, combination or exchange of shares, merger, consolidation or other change in capitalization with a similar substantive effect upon the Options. The Board of Directors of the Company shall have the power and sole discretion to determine the nature and amount of the adjustment to be made in each case.

                 5.2 After any merger, consolidation or similar transaction in which the Company is the surviving corporation, the Optionee shall, at no additional cost, be entitled upon any exercise of the Options to receive (subject to any required action by shareholders), in lieu of the number of shares of Class B Common Stock receivable pursuant to such exercise, the number and class of shares or other securities to which the Optionee would have been entitled pursuant to the terms of the merger, consolidation or similar transaction if, at the time of such transaction, Optionee had been the holder of record of a number of shares equal to the number of shares receivable pursuant to


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such exercise.  Comparable rights shall accrue to the Optionee in the event of successive transactions of the character described above. In the event of a merger in which the Company is not the surviving corporation, the surviving, continuing, successor, or purchasing corporation, as the case may be (the "Acquiring Corporation"), shall either assume the Company's rights and obligations under the Options or substitute awards in respect of the Acquiring Corporation's stock for such outstanding Options. In the event the Acquiring Corporation elects not to assume or substitute for such outstanding Option, the Company shall either provide that any unvested portion of the outstanding Options that has not previously been terminated shall be immediately vested as of a date prior to such merger, consolidation or similar transaction or provide for the Options to be repurchased by the Company at a price and on the terms determined in good faith by Board of Directors of the Company to be the fair market value of such Options. In the absence of clear and convincing evidence to the contrary, the Board of Directors of the Company will be entitled, but will not be required, to rely upon the per share price which other shareholders (or a material group of them) are to receive for such shareholder's shares in connection with merger, consolidation or similar transaction as the fair market value of such shares and to determine that the fair market value of each share subject to the Options is equivalent to (i) such per share price received by such other shareholders, reduced by (ii) an amount equivalent to the exercise price of such Options (or, if such price is not payable immediately in cash, reduced to account for the exercise price as determined in good faith by the Company). The exercise that was permissible solely by reason of this Section
5.2 shall be conditioned upon the consummation of the merger, consolidation or similar transaction. Any Options that are neither assumed by the Acquiring Corporation nor exercised as of the date of the merger, consolidation or similar transaction shall terminate effective as of the effective date of the transaction.

                 5.3 Nothing contained in this Agreement shall be deemed to confer upon the Optionee, in his capacity as a holder of Options, any right to prevent or to approve or vote upon any of the corporate actions described in this Article V. The existence of the Options granted hereunder shall not affect in any way the right or the power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company's capital structure or its business, or any merger or consolidation of the Company, or any issue of bonds, debentures, preferred or prior preference stocks ahead of or affecting the Class B Common Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.


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                 5.4      Whenever the term "the Optionee" is used in any
provision of this Agreement under circumstances where the provision should logically be construed to apply to the executors, the administrators, or the person or persons to whom Options may be transferred by will or by the laws of descent and distribution, the term "the Optionee" shall be deemed to include such person or persons.

                 5.5 The Options granted hereunder are not transferable by the Optionee otherwise than by will or the laws of descent and distribution and are exercisable during the Optionee's lifetime only by him or her. No assignment or transfer of the Options granted hereunder, or of the rights represented thereby, whether voluntary or involuntary, by the operation of law or otherwise (except by will or the laws of descent and distribution), shall vest in the assignee or transferee any interest or right herein whatsoever, but immediately upon any such assignment or transfer the Options shall terminate and become of no further effect.

                 5.6 The Optionee shall not be deemed for any purpose to be a stockholder of the Company in respect of any shares as to which the Options shall not have been exercised as herein provided.

                 5.7 Nothing in this Agreement shall confer upon the Optionee any right to continue in the employ of the Company or shall affect the right of the Company or its direct or indirect subsidiaries to terminate the employment of the Optionee, with or without cause.

                 5.8 Nothing in this Agreement or otherwise shall obligate the Company to vest any of the Options, to permit the Options to be exercised other than in accordance with the terms hereof or to grant any waivers of the terms of this Agreement, regardless of what actions the Company may take or waivers the Company may grant under the terms of or with respect to any options now or hereafter granted to any other person or any other options granted to the Optionee.

                 5.9 Notwithstanding any other provision hereof, the Optionee shall not exercise the Options granted hereunder, and the Company shall not be obligated to issue any shares to the Optionee hereunder (or to purchase any of those shares pursuant to Section 4.3), if the exercise thereof or the issuance (or such purchase) of such shares would constitute a violation by the Optionee or the Company of any provision of any law or regulation of any governmental authority (or in the case of any purchase pursuant to Section 4.3, the terms of any credit agreement or other financing agreement to which the Company is then a party or by which it is bound.) Any determination in this connection by the Company shall be final and binding. The Company shall in no





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event be obligated to register any securities pursuant to the Securities Act of
1933 (as the same shall be in effect from time to time) or to take any other affirmative action in order to cause the exercise of the Options or the issuance of shares pursuant thereto to comply with any law or regulation of any governmental authority.

                 5.10 No amounts of income received by the Optionee pursuant to this Agreement shall be considered compensation for purposes of any pension or retirement plan, insurance plan or any other employee benefit plan of the Company unless otherwise provided in such plan.

                 5.11 Every notice or other communication relating to this Agreement shall be in writing and shall be mailed to or delivered to the party for whom it is intended at such address as may from time to time be designated by it in a notice mailed or delivered to the other party as herein provided; provided, however, that unless and until some other address be so designated, all notices or communications by the Optionee to the Company shall be mailed or delivered to the Company at its office at 300 Sixth Avenue, Pittsburgh, Pennsylvania 15222, and all notices or communications by the Company to Optionee may be given to the Optionee personally or may be mailed to him or her.

                 5.12 This Agreement shall be governed by the laws of the Commonwealth of Pennsylvania applicable to agreements made and performed wholly within the Commonwealth of Pennsylvania (regardless of the laws that might otherwise govern under applicable conflicts of laws principles).

                 5.13 As used in this Agreement, unless the context otherwise requires (i) references to "Articles" or "Sections" are to articles or sections of this Agreement, (ii) "hereof", "herein", "hereunder" and comparable terms refer to this Agreement in its entirety and not to any particular part of this Agreement, (iii) references to any gender include references to all genders,
(iv) "including" means including without limitation, and (v) headings of the various articles and sections are for convenience of reference only.

                 5.14 This Agreement sets forth a complete understanding between the parties with respect to its subject matter and supersedes all prior and contemporaneous agreements and understandings with respect thereto. Except as expressly set forth in this Agreement, the Company makes no representations, warranties or covenants the Optionee with respect to this Agreement or its subject matter, including with respect to the current or future value of the shares subject to the Options. Any modification, amendment or waiver to this Agreement will be effective only if it is in writing signed by the Company and the Optionee. The failure of any party to enforce at any time any provision of this Agreement shall not be construed to be a waiver of that or any other provision of this Agreement.


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



                 IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                           EDUCATION MANAGEMENT CORPORATION


                                           By:      /s/ ROBERT B. KNUTSON
                                               --------------------------------
                                                      Robert B. Knutson
                                                 Chairman and Chief Executive
                                                 Officer


                                           OPTIONEE:

                                                  /s/ WILLIAM M. WEBSTER, IV
                                               --------------------------------
                                                     William M. Webster, IV


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                                   EXHIBIT A

                     EXERCISE OF NONQUALIFIED STOCK OPTION


                 Pursuant to the provisions of the Nonqualified Stock Option Agreement entered into as of May 2, 1996 between Education Management Corporation (the "Company") and William M. Webster, IV, Optionee (the "Agreement"), I hereby exercise the nonqualified stock option granted under the terms of the Agreement to the extent of _____ shares of the Class B Common Stock of the Company (the "Shares"). I deliver to the Company herewith the following in payment for the Shares:

                 o        $_________ in cash

                 o Stock certificates for ________ shares of Class B Common Stock held for at least six months


Date: ______________________                 ______________________________
                                                  Optionee


                                             ______________________________
                                                  Address


                                             ______________________________
                                                  Social Security Number